Exhibit 5


                                                    July 18, 2003


AEP Texas North Company
1 Riverside Plaza
Columbus, Ohio 43215

Ladies and Gentlemen:

                  We have acted as counsel to AEP Texas North Company, a Texas corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to $225,000,000 aggregate principal amount of Senior Notes, Series B due 2013 (the "Exchange Notes") to be issued under an Indenture, dated as of February 1, 2003 (the "Indenture"), between the Company and Bank One, N.A., as Trustee (the "Trustee"). The Exchange Notes will be offered by the Company in exchange for $225,000,000 aggregate principal amount of Senior Notes, Series A due 2013.

                  We have examined the Registration Statement and the Indenture which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

                  In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that: (1) the Indenture is the valid and legally binding obligation of the Trustee; and (2) the Company is validly existing under the laws of Texas .

                  We have assumed further that (1) the Company has duly authorized, executed and delivered the Indenture and (2) execution, delivery and performance by the Company of Indenture and the Exchange Notes do not and will not violate the laws of Texas or any other applicable laws (excepting the laws of the State of New York and the Federal laws of the United States).
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AEP Texas North Company              -2-                           July 18, 2003


                  Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that when the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the effects of
(i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally,
(ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

                  We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York and the Federal law of the United States.

                  We hereby consent to the filing of this opinion letter as
Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Opinions" in the Prospectus included in the Registration Statement.

                                              Very truly yours,

                                              /s/ Simpson Thacher & Bartlett LLP

                                              SIMPSON THACHER & BARTLETT LLP